EXHIBIT 99

Contact information: Investor Relations: Bob Vold 651.325.4300
Media:
David Ewald
651-290-6276
Cell: 612-490-2650

For Immediate Release

Gander Mountain Company Announces Intent to Go Private

ST. PAUL, Minn., September 28, 2009 /PRNewswire-FirstCall/ — Gander Mountain Company (www.GanderMtn.com) (Nasdaq: GMTN), the nation’s largest retail network of stores for hunting, fishing, camping, and marine products and services and outdoor lifestyle apparel and footwear, today announced its intent to cease its public company status.

A special committee of the company’s board of directors, comprised of independent directors, has recommended, and the board of directors has approved, plans to cease the registration of its common stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The company expects that, as a result of this deregistration, its shares of common stock will cease to be listed on the Nasdaq Global Market.

Going-Private Transaction

In order to ensure that it will be eligible to deregister its shares of common stock, in accordance with SEC rules and regulations, Gander Mountain will reduce its number of beneficial shareholders to below 300. To accomplish this, the special committee of the board recommended, and the board of directors approved, an amendment to the company’s articles of incorporation to effect a 1-for-30,000 reverse stock split of its common stock. After the reverse stock split, any shareholder holding less than one share will receive a cash payment of $5.15 for each share held prior to the reverse split. Immediately following the reverse stock split, the company will file a second amendment to its articles of incorporation to effect a 30,000-for-1 forward stock split. As a result, shareholders owning 30,000 or more shares of common stock at the time of the reverse split will retain their current numbers of shares of common stock without change and not receive cash in the transaction.  The funding for the cash payment for the fractional shares described above will be provided by the company’s two largest shareholders, Gratco LLC and Holiday Stationstores, Inc.

Gander Mountain’s board of directors decided to pursue taking the company private after concluding that the disadvantages of remaining an SEC-reporting company, including the costs associated with ongoing regulatory requirements, outweighed the benefits of public company status to the company and its shareholders.  Greene Holcomb & Fisher LLC, independent financial advisor to the special committee, determined that the cash-out price of fractional shares is fair from a financial point of view to those shareholders who would be cashed out in the proposed transaction.

Under Minnesota law, Gander Mountain’s board may amend its articles of incorporation to conduct the stock splits without the approval of the company’s shareholders, therefore it is not seeking the approval of the going-private transaction from our shareholders.

Once Gander Mountain becomes a private company, it intends to continue its efforts to improve operating performance and reduce its outstanding indebtedness.  The company’s two largest shareholders have agreed to make an offer to purchase shares held by remaining shareholders following the going private transaction at the same price of $5.15 per share following effectiveness of the stock splits described above.

Prior to consummating the going-private transaction described above, the company must file a preliminary information statement and a transaction statement with the Securities and Exchange Commission. Following review by the SEC, the company intends to distribute a definitive information statement to its shareholders and to effect the going-private transaction as soon as practicable following the date that is 20 days after the distribution of the information statement to shareholders.  The company anticipates the transaction will be completed in early 2010.  If the transaction is completed, the company would no longer file periodic reports with the SEC.  This release is not an offer to acquire or sell any securities.

The special committee and the board of directors each have reserved the right to change the terms of the proposed reverse stock split, including the split ratio, to the extent they believe it is necessary or desirable in order to accomplish the goal of reducing the number of beneficial holders to fewer than 300.  The special committee may also abandon the proposed transaction at any time prior to its completion if it believes that the proposed transaction is no longer in the best interests of the company or its shareholders.

About Gander Mountain Company:

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, camping, marine, and outdoor lifestyle apparel and footwear, products and services. Established in 1960, the Gander Mountain brand has offered an expanding assortment of outdoor equipment, technical apparel and footwear, as well as gunsmith and archery services. The stores feature national, regional and local brands as well as the company’s owned brands. Focused on a “We Live Outdoors” culture, Gander Mountain dedicates itself to creating outdoor memories. There are 116 conveniently located Gander Mountain outdoor lifestyle stores in 23 states and three outlet stores.  Customers may also shop at www.GanderMtn.com. For the nearest store location call 800-282-5993 or visit www.GanderMtn.com. Gander Mountain is also the parent company of Overton’s (www.overtons.com), a leading catalog and Internet based retailer of products for boating and other water sports enthusiasts.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In addition to the risk the transactions described herein will not be completed, certain of these risks and uncertainties are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for fiscal 2008 and other required reports, as filed with the SEC, which are available at http://www.GanderMtn.com and at the SEC’s Website at http://www.sec.gov.